Exhibit 5

Varnum LLP
Attorneys at Law
333 Bridge Street NW
Suite 1700
Grand Rapids, Michigan 49504

June 16, 2026

Gentex Corporation
600 N. Centennial Street
Zeeland, Michigan 49464

Re:	Registration Statement on Form S-8 Relating to Gentex Corporation 2026 Omnibus Incentive Plan, an amendment and restatement of Gentex Corporation 2019 Omnibus Incentive Plan (the "Plan")

Ladies and Gentlemen:

We have acted as counsel to Gentex Corporation, a Michigan corporation ("Gentex"), in connection with the Registration Statement on Form S-8 (as the same may be amended and supplemented, the "Registration Statement") filed by Gentex on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 30,000,000 shares of Gentex Common Stock, par value $0.06 per share (the "Shares"), to be issued in accordance with the Plan.

In connection with this opinion, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion, including Gentex's Restated Articles of Incorporation, Amended and Restated Bylaws, approvals of the Gentex Board of Directors with respect to the Plan, a Form 8‑K filed with the Commission on May 26, 2026, reflecting approval of the Plan by the shareholders of Gentex, and the terms of the Plan. In our examination, we have assumed the genuineness of all signatures, legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of originals or copies. In addition, we assume that upon the issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under its Restated Articles of Incorporation.

On the basis of such examination and in reliance upon such assumptions, we advise you that, in our opinion, the Shares covered by the Registration Statement, upon delivery of such Shares in accordance with the Restated Articles of Incorporation, the Plan, and this Registration Statement, as well as payment for such Shares in accordance with the terms stated in the Plan and the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In providing such consent, we do not admit we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered only for the purposes of Part II, Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or otherwise referred to or filed for any other purpose without this firm's prior written consent. This opinion is also limited to matters specifically referenced herein and is limited to the laws of the state of Michigan and is effective as of the date hereof.

VARNUM LLP

By	/s/ Joseph B. Levan
Joseph B. Levan, Partner